Exhibit 10.21

AGREEMENT OF PURCHASE AND SALE

(Waller County 470 acres)

This Agreement of Purchase and Sale (“Agreement”) is entered into by and between Parties identified below.

ARTICLE I

SCHEDULE OF BUSINESS TERMS

The Parties identified below agree to the following Schedule of Business Terms (“Schedule”).

1.1	Acceptance. Seller shall have until 5:00 o’clock p.m., on August 3, 2023, to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

1.2	Brokers.

Broker	Commission
Winhill Advisors Kirby	2% of the Purchase Price
(Roy Galvan)

1.3	Closing Date. The Closing shall occur on a date designated by Purchaser that is not later than thirty (30) days after the expiration of the Inspection Period, or is otherwise agreed to in writing by Purchaser and Seller.

1.4	Defect Notice. If Seller, in its sole discretion, affirmatively agrees to satisfy the objections set forth in the Defect Notice, if any, Seller shall satisfy such objections prior to or at Closing.

1.5	Earnest Money. The amount of initial earnest money is Seventy-Five Thousand and No/100 Dollars ($75,000.00) (the “Initial Earnest Money”). The Initial Earnest Money and the Additional Earnest Money, as and to the extent deposited with the Title Company by Purchaser, are referred to herein collectively as the “Earnest Money.”

1.6	Inspection Period. The Inspection Period shall be a period of ninety (90) days after the Effective Date or as may be extended for an additional sixty (60) days by Purchaser giving written notice to Seller prior to the expiration of the Inspection Period and concurrently depositing additional earnest money in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) with the Title Company (“Additional Earnest Money”).

1.7	Items To Be Delivered By Seller. Seller must deliver the items specified in Section 5.1 to the Purchaser within seven (7) days after the Effective Date.

1.8	Notice/Copies.

A.	Notice to Seller: A copy of any notice sent to the Seller shall also be sent to:

John Cannon

9 Greenway Plaza, Suite 1000

Houston, Texas 77046

Telephone: (713) 653-5735

Email: jcannon@coatsrose.com

Caroline Cho

9 Greenway Plaza, Suite 1000

Houston, Texas 77046

Telephone: (713) 653-5705

Email: ccho@coatsrose.com

B.	Notice to Purchaser: A copy of any notice sent to the Purchaser shall also be sent to:

John R. Krugh

1800 Bering Drive, Suite 350

Houston, Texas 77057

Telephone: (713) 255-0266

Email: john@krughlaw.com

1.9	Parties. The Parties to this Agreement are:

Seller:	Peter S. Terpstra
Address:	19815 Becker Road

Hockley, Texas 77447

Telephone:	(281) 255-0273
Email:	terprealestate@mindspring.com

Purchaser:	Maple X, Inc., a Texas corporation
Address:	1333 West Loop South, Suite 910

Houston, TX 77027

Telephone:	(832) 804-9680
Email:	itiel@mapledevelopmentgroup.com
Attention:	Itiel Kaplan

1.10	Property. The Property consists of approximately four hundred seventy (470) acres as described in Exhibit “A”, which is attached hereto and incorporated herein by reference, together with all improvements, structures, fixture and equipment, located on the Property.

1.11	Purchase Price. The Purchase Price shall be equal to Forty-Two Thousand Five Hundred No/100 Dollars ($42,500.00) multiplied by the number of gross acres contained within the boundary of the Property as determined by the Survey. The Parties estimate the aggregate Purchase Price of the Property to be Nineteen Million Nine Hundred Seventy-Five Thousand and No/100 Dollars ($19,975,000.00) based on a gross acreage of four hundred seventy (470) acres.

1.12	Title Company. The Title Company is Charter Title Company, 1717 West Loop South, 12th Floor, Houston, TX 77027, Attention: Kim Lavern, Email: klavern@chartertitle.com.

1.13	Title Review Period. The Title Review Period shall be fifteen (15) days after Purchaser’s receipt of the Survey and the Title Commitment and all exception documents referenced therein; provided, that the Title Review Period shall not extend beyond the Inspection Period.

ARTICLE II

TERMINOLOGY AND DEFINITIONS

The Schedule and Exhibits attached to this Agreement are incorporated herein by reference. Titles or captions contained in this Agreement, including the Schedule and Exhibits, are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All references to “Schedule” or “Section” in this Agreement shall refer to the Schedule and Sections of the Agreement, unless otherwise noted.

As used herein:

2.1	“Agreement” means this Agreement of Purchase and Sale between Seller and Purchaser.

2.2	“Cure Notice” means written notice from Seller to Purchaser of any title or survey objections that Seller agrees to cure or is unable or unwilling to satisfy.

2.3	“Defect Notice” means written notice from Purchaser to Seller of such objections as Purchaser may have to anything contained in the Survey or Title Commitment.

2.4	“Effective Date” means the date on which the Title Company acknowledges receipt of this Agreement, executed by Seller and Purchaser.

2.5	“Leases” means all information in the possession of Seller (including copies of documents) concerning any leases (including oil and gas leases),

2.6	“Survey” means a current on-the-ground survey of the Property dated subsequent to the Effective Date, prepared by the Surveyor.

2.7	“Surveyor” means by a licensed professional surveyor acceptable to Purchaser and Seller.

2.8	“Title Commitment” means a current commitment from the Title Company for the issuance of a Title Policy by an underwriter acceptable to the Purchaser, together with complete and legible copies of all instruments referred to in the commitment as conditions or exceptions to title to the Property, including items listed in Schedule C of the commitment.

2.9	“Title Policy” means an Owner’s Policy of Title Insurance in a face amount equal to the Purchase Price issued by the Title Company as agent for an underwriter acceptable to Purchaser on the standard form in use in the State of Texas, insuring good and indefeasible fee simple title to the Property in the Purchaser and containing:

(1)	The Permitted Exceptions;
(2)	the standard printed exceptions;
(3)	at Purchaser’s sole cost and expense, the exception relating to discrepancies, conflicts, or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey may show shall be amended to read “shortages in area” only;
(4)	the blank in the printed exception for standby fees and taxes shall show the year of Closing; provided, however, if standby fees or taxes for the current year are due and payable at the time of Closing, Seller shall pay such standby fees and taxes at or prior to Closing, and such exception shall except only to the standby fees and taxes for the year following the Closing and subsequent years; and

(5)	the exception for Rights of Parties in Possession shall be deleted.

ARTICLE III

THE PROPERTY

For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller the Property, together with all the rights and appurtenances pertaining thereto. The Property shall be conveyed to Purchaser together with all of Seller’s right, title, and interest in and to: (i) any and all adjacent strips and gores between the Property and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Property; (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Property; (iii) any easements, rights-of-way, rights of ingress or egress; and (iv) the following agricultural and grazing leases (collectively, the “Existing Leases”), to the extent that they pertain to the Property: (A) that certain Lease, dated January 1, 2023, by and between Seller and Dilorio Farm Partnership (“Dilorio”), for approximately one hundred six (106) acres of the Property; (B) that certain Lease, dated January 1, 2023, by and between Seller and Dilorio, for approximately one hundred eighteen (118) acres of the Property; (C) that certain Lease, dated August 1, 2022, by and between Seller and Jared Cochran, for approximately one hundred eighty-eight (188) acres of the Property; and (D) that certain Farming Lease, dated March 1, 2017, by and between Seller (as successor-in-interest to J. Watson, Trustee) and Dilorio, for approximately ninety-four (94) acres of land, only a portion of which acreage is included within the Property. Seller shall retain any right, title and interest in and oil, gas or other minerals; however, the Deed (defined below) conveying the Property to Purchaser shall include a waiver of Seller’s rights to use the surface of the Property to explore for and develop oil, gas or other minerals.

ARTICLE IV

EARNEST MONEY

Within five (5) business days after the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The Title Company shall promptly negotiate the check for cash and hold the proceeds thereof as Earnest Money hereunder in an interest bearing account, insured by the applicable governmental authority providing insurance of accounts and backed by the full faith and credit of the United States Government. Any interest accruing on such account prior to the time such Earnest Money becomes the property of Seller or Seller gains the rights thereto, shall be reported for tax purposes under the tax identification number of Purchaser. After such time as Seller becomes entitled to the Earnest Money, the interest accruing or paid shall be reported under Seller’s tax identification number. All interest accruing on the Earnest Money shall be added to the account and shall be considered as part of the Earnest Money for the purposes of this Agreement. If the Earnest Money is not deposited with the Title Company, this Agreement shall not become effective and neither Party shall incur any liability to the other hereunder and this Agreement shall be null and void for all purposes. The Earnest Money shall be applied against the Purchase Price at Closing. Otherwise, the disposition of the Earnest Money shall be determined as provided elsewhere in this Agreement.

ARTICLE V

SURVEY, TITLE AND INSPECTION PERIOD

5.1	Items To Be Delivered by Seller. Within the time period specified in the Schedule, Seller shall deliver to Purchaser, at Seller’s expense, the following:

(a)	To the extent such statements are in Seller’s possession, copies of the ad valorem tax statements covering the Property for the three (3) year period prior to the Effective Date of the Agreement (or the period of time Seller has owned the Property, whichever is less) and, if and when available, for the current year.

(b)	All information in the possession of Seller concerning the Property including, but not limited to, all plans for the development of the Property, all soil reports, traffic studies, engineering studies, and environmental reports, utility and drainage improvement information pertaining to the Property, all information relating to obtaining the approval of local governing bodies for development of the Property, all information regarding present or future zoning of the Property, and all information concerning availability of storm sewers, sanitary sewers, streets, water, or utilities; provided, however, in no event shall Seller be obligated to deliver or make available to Purchaser any of Seller’s internal memoranda, attorney-client privileged materials, or any information subject to confidentiality agreements with, or obligations to, third parties.

The Property Information is provided simply as an accommodation to Purchaser, and Seller makes no and has not made any representation or warranty, express or implied, regarding the accuracy of the Property Information. Purchaser understands that some of the Property Information was provided by others to Seller and was not prepared by or verified by Seller.

In the event the transaction contemplated hereby shall fail to close for any reason, Purchaser shall, at its expense, promptly deliver to Seller (i) all existing originals and copies of the Property Information supplied to Purchaser by Seller or its agents, and (ii) to the extent not previously delivered to Seller, true and complete copies of all Purchaser’s Reports (as defined below). The terms of this Section 5.1 shall survive the termination of this Agreement.

5.2	Title Commitment/Title Review Period.

(a)	Seller shall cause the Title Company to issue the Title Commitment within fifteen (15) days following the Effective Date. Purchaser shall have the number of days specified in the Schedule to review the Survey and Title Commitment and to deliver to Seller the Defect Notice. To the extent Purchaser fails to notify Seller in writing of objections to the Survey or the Title Commitment prior to the expiration of the Title Review Period, then Purchaser shall be deemed to have waived all matters to which Purchaser did not timely object; provided, however, all items in Schedule C to the Title Commitment created or caused by Seller (collectively, “Mandatory Cure Items”) shall automatically be deemed an objection by Purchaser, which Seller shall cure, at or prior to Closing. If there are any other objections by Purchaser, Seller may, but shall not be obligated to, satisfy such objections within the number of days specified in the Schedule. If Seller is unable or unwilling to satisfy all of Purchaser’s objections, Seller may, but shall not be obligated to, deliver the Cure Notice to Purchaser listing all objections that Seller is unable or willing to satisfy within five (5) days after Seller’s receipt of the Defect Notice. After receipt of the Cure Notice or, if Seller fails to timely deliver the Cure Notice, Purchaser may either waive such uncured objections and accept such title as Seller is able to convey without any reduction in the Purchase Price or terminate this Agreement prior to the expiration of the Inspection Period. Any item: (i) to which Purchaser does not timely object or which Purchaser waives in writing; and (ii) which is shown on Schedule B of the Title Commitment as of the date of the Defect Notice, shall be deemed a “Permitted Exception”.

(b)	If, after the Inspection Period, Title Company subsequently issues any amendment to the Title Commitment disclosing any additional title matters (other than Permitted Exceptions or Mandatory Cure Items) or if the Survey is updated disclosing new property matters or conditions, that in either case have been caused, created, or approved by Seller without Purchaser’s written approval (collectively, a “New Matter”), then Purchaser shall be entitled to object to any such New Matter by delivering a Defect Notice to Seller stating its disapproval of the New Matter on or before the date that is five (5) days after Title Company delivers to Purchaser the amendment to the Title Commitment (together with legible copies of all New Matters referenced therein that are recorded documents, if applicable), or five (5) days after receipt of the updated Survey, as applicable. If Purchaser fails to deliver any such written notice of disapproval, Purchaser shall be conclusively deemed to have approved the amended or updated Title Commitment and Survey. Seller shall have five (5) days from its receipt of the Defect Notice to provide written notice to Purchaser electing to cure the objections so specified in the manner required by Purchaser or to take no action in which event Seller shall be deemed to have elected not to cure the objections. Seller shall have no obligation to cure any objections to a New Matter. If Seller has not elected to correct such objections within said five (5) day period, then Purchaser shall have the right within five (5) days after the expiration of Seller’s five (5) day election period to either (i) terminate this Agreement by written notice to Seller and Title Company and to receive the return of the Earnest Money, or (ii) waive such objections with no reduction in the Purchase Price, in which case such objections shall be deemed to be Permitted Exceptions.

(c)	In no event may any matter or instrument which affects the Property become a Permitted Exception until Purchaser has: (i) been advised in writing of the existence of such matter or instrument; (ii) received a legible copy of the instrument, if any, creating such exception; and (iii) failed to object to the exception within the applicable time period specified in this Section 5.2 following Purchaser’s receipt of written notification of the existence of such exception and the instrument creating such exception. If Purchaser terminates this Agreement as provided for in this Section 5.2, then the Earnest Money shall be returned immediately to Purchaser, and neither Seller nor Purchaser shall have any further right or obligation hereunder other than any right or obligation herein that expressly survives the termination of this Agreement (collectively, the “Surviving Obligations”).

5.3	Inspection Period.

(a)	Purchaser shall have the number of days set forth in the Schedule, subject to extension, to conduct an examination of the Property and to review such other matters as Purchaser deems necessary (including, without limitation, a physical inspection, an appraisal, an environmental audit, and an engineering inspection of the Property) to determine the suitability of the Property for Purchaser’s needs (the “Inspection Period”). Seller will permit Purchaser and such persons as Purchaser may designate to undertake a thorough inspection of the Property, including engineering, environmental studies, meeting with various municipalities, etc., all with the cooperation and written consent of Seller where required. Purchaser will deliver to Seller, promptly after receipt thereof, a copy of all studies, reports, plans, specifications, applications, information and other materials prepared by third parties for, on behalf of or at the request of Purchaser in connection with its feasibility studies of the Property (collectively, “Purchaser’s Reports”). Any of Purchaser’s Reports provided to Seller are without representation or warranty and without inquiry or investigation of any kind by Purchaser regarding the contents of the Purchaser’s Reports. Purchaser and its representatives shall not damage the Property during the course of its inspections and Purchaser shall promptly repair and restore in a workmanlike manner any damage to the Property. Purchaser shall, and hereby does, indemnify and hold Seller harmless from any damage, loss, liability, or expense (including attorneys’ fees) arising out of Purchaser’s inspection of the Property; which indemnity shall survive Closing or termination of this Agreement. In the event that Purchaser, in its sole discretion, determines that the Property is not suitable for its needs, then Purchaser may terminate this Agreement on or prior to the expiration of the Inspection Period. In the event Purchaser delivers such written notice to Seller pursuant to this Section 5.3: (a) this Agreement shall terminate; (b) the Parties shall have no further obligation or liability to the other hereunder except for the Surviving Obligations; (c) in consideration for signing this Agreement and granting the Inspection Period, the Title Company shall pay to Seller the amount of One Hundred and No/100 Dollars ($100.00) from the Earnest Money (the “Independent Consideration”); and (d) the balance of the Earnest Money shall be refunded to Purchaser. This right of termination is exercisable by Purchaser in its sole discretion for any reason whatsoever. Purchaser may extend the Inspection Period for an additional sixty (60) days by delivering written notice to Seller and the Title Company prior to the expiration of the Inspection Period and concurrently depositing the Additional Earnest Money with the Title Company in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00). The Earnest Money and Additional Earnest Money shall be credited against the Purchase Price at Closing. If Purchaser fails to terminate this Agreement prior to the expiration of the Inspection Period, this Agreement shall continue in full force and effect pursuant to the terms hereof and the Earnest Money shall be deemed nonrefundable to Purchaser except as otherwise specifically provided herein to the contrary. The Independent Consideration will be non-refundable to Purchaser for any reason but will apply to the Purchase Price if Closing occurs. Any reference in this Agreement to the return of the Earnest Money to Purchaser will not be deemed to include the Independent Consideration, which will in all events be non-refundable, and which will be delivered to Seller upon any termination of this Agreement.

(b)	Purchaser and Purchaser’s agents, consultants, representatives and contractors shall maintain at all times during their entry upon the Property, comprehensive general liability insurance with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit, bodily injury, death and property damage insurance per occurrence. Each policy of insurance shall name Seller as an additional insured party, with such coverage being primary whether or not the Seller holds other policies of insurance. If requested by Seller, Purchaser and Purchaser’s agents, consultants, representatives and contractors shall deliver a certificate issued by the insurance carrier of each such policy to Seller prior to entry upon the Property.

5.4	Survey. Within thirty (30) days after the Effective Date, Purchaser, at Purchaser’s sole cost and expense, shall obtain a new Survey. The new Survey shall: (i) meet or exceed the standards for a Category IA, Condition I or II, as applicable, survey (as defined by Standards for Land Surveys and Specifications for Categories of Surveying of the Texas Surveyors Association); (ii) set forth the gross acreage within the Property; (iii) locate and show the size of any portion of the Property which is currently located in a flood plain or other flood hazard area according to any of the applicable city maps, the Flood Insurance Rate Maps or the Flood Hazard Boundary Maps, issued by the Department of Housing and Urban Development, the Federal Insurance Administration, or the Federal Emergency Management Agency; (iv) locate all existing improvements, easements and rights-of-way (including applicable recording data), encroachments, conflicts, and protrusions affecting the Property and significant matters observed by the Surveyor, whether or not of record; (v) reflect the location and size of all gas, electrical, water, and sewer lines, wires and cable crossings, and anchors or guy wires located on the Property; (vi) show the location of all required building set back lines; (vii) show the location of abutting dedicated public streets providing access to the Property, and all sidewalks, curbs, and driveways; and (viii) show the location and type of fences and other improvements along the boundaries. The Surveyor’s certificate shall be addressed to and shall be in a form acceptable to Seller, Purchaser, any lender that will advance all or a portion of the Purchase Price to Purchaser, and the Title Company. The legal description of the Property contained in the new Survey, if different from the description contained in Exhibit “A”, shall be substituted for the description of the Property contained in Exhibit “A”, and the Agreement shall be deemed amended by the substitution of the legal description of the Property contained in the new Survey for the description of the Property contained in Exhibit “A”, subject to Seller’s and Purchaser’s review and reasonable approval as to the accuracy of such description. The Purchase Price shall be adjusted based on the legal description for the new Survey as approved by Seller and Purchaser. At. Closing, Seller will reimburse Purchaser for the cost of the Survey up to a maximum of $10,000.00.

5.5	As-Is Purchase. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND SELLER’S WARRANTY OF TITLE CONTAINED IN THE SPECIAL WARRANTY DEED, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, (A) THE WATER, SOIL AND GEOLOGY THEREIN, (B) THE SUITABILITY THEREOF FOR ANY PARTICULAR PURPOSE, AND (C) THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS ON OR IN THE PROPERTY; AND (ii) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH THE LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY. PURCHASER ACKNOWLEDGES THAT IT WILL INSPECT THE PROPERTY AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED HEREIN AND SELLER’S WARRANTY OF TITLE CONTAINED IN THE SPECIAL WARRANTY DEED, PURCHASER WILL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS,” ‘WHERE IS” AND WITH ALL FAULTS BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SPECIFICALLY STATED HEREIN AND SELLER’S WARRANTY OF TITLE CONTAINED IN THE SPECIAL WARRANTY DEED, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, PROFITABILITY, TENANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE TERMS AND PROVISIONS OF THIS SECTION 5.5 SHALL SURVIVE CLOSING AND NOT MERGE WITH THE DEED.

5.6	Post Closing Obligations. Seller owns property adjacent to the Property (“Seller’s Retained Tract”), and Seller and Purchaser desire that the Property be developed in a manner which will not be detrimental to Seller’s Retained Tract. Accordingly, Seller and Purchaser agree that after Closing:

(a)	at least one street constructed on the Property by Purchaser shall be brought by Purchaser to the boundary line of Seller’s Tract;

(b)	water and sanitary sewer facilities (collectively, “Utilities”) shall be stubbed by Purchaser to the boundary of the Seller Retained Tract at a location agreed upon by the Parties and Seller will reimburse Purchaser the incremental cost of increasing the size of such facilities to serve Seller’s Retained Tract;

(c)	Seller shall have the ability to annex all or portion of the Seller Retained Tract into the utility district created on the Property by the Purchaser (the “District”) and providing such Utilities;

(d)	Purchaser will cooperate with Seller to obtain a reimbursement agreement with the District similar to the reimbursement agreement between Purchaser and the District; and

(e)	During the Inspection Period, Purchaser shall obtain a drainage study for the Property and Seller’s Retained Tract addressed to Seller and Purchaser (the “Drainage Study”) and deliver a copy to Seller. Seller will pay its proportionate cost and expense of same, based on the percentage of acres in Seller’s Retained Tract to the whole of the Property and Seller’s Retained Tract. Purchaser shall provide a drainage easement across a portion of the Property sufficient to convey developed flows from Seller’s Retained Tract when developed for single-family residential use through the outfalls located on the Property. The location and size of the drainage easement shall be based on the Drainage Study and as designated by the engineer for the District or other applicable governmental entity. The drainage easement to Seller shall be granted at Closing; however, Purchaser will have the right to relocate same (prior to construction of improvements on Seller’s Retained Tract) based upon the requirement of any governmental authority with jurisdiction, or if such relocation does not materially increase the cost of developing Seller’s Retained Tract. Seller will reimburse Purchaser the incremental cost of increasing the size of the drainage facilities in such easement area to serve Seller’s Retained Tract. Seller acknowledges that the drainage easement contemplated in this subparagraph (e) shall be specific by location, size and purpose and will not be a “blanket” easement over the Property.

(f)	The covenants and obligations of this Section 5.6 shall survive Closing, not be merged into the Deed, and be evidenced by a Memorandum of Agreement to be executed by the Parties and recorded at Closing in the form attached hereto as Exhibit “C” (the “Memorandum”).

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties of Seller. To the best of Seller’s knowledge, Seller makes the following warranties and representations which shall be true and correct as of the Effective Date and, to the best of Seller’s knowledge, on the Closing Date:

(a)	Seller has good and indefeasible fee simple title to the Property, and at the Closing, Seller will have and will convey to Purchaser, good and indefeasible fee simple title to the Property, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions.

(b)	Except for a proposed widening of FM 1488, there is no litigation or proceeding pending or threatened against or relating to any of the Property, and no pending, or, to the knowledge of Seller, threatened or contemplated condemnation actions or special assessments of any nature with respect to the Property. There are no donations or payments to or for schools, parks, fire departments, homeowner associations or any other such entity which are required to be made by the owner of the Property. Seller has received no request (written or otherwise) from any governmental entity with regard to dedication of any of the Property.

(c)	Seller is, and at Closing will be, authorized and permitted to enter into this Agreement and to perform all covenants to be performed by Seller hereunder, and Seller’s right to execute this Agreement is not limited by any other agreements. The person signing this Agreement has been authorized by Seller to do so.

(d)	The Property has full access to and from public highways, roads or rights-of-way, and Seller has no knowledge of any fact or condition which would result in the termination of the current access to or from the Property to any presently existing highways, roads or rights-of-way on or adjoining the Property.

(e)	Seller has no knowledge of any pending or contemplated change in any regulation or private restriction, any pending or threatened judicial or administrative action, or any action pending or threatened by third parties applicable to the Property.

(f)	Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(g)	No part of the Property has been used as a land fill or for the storage or disposal of any hazardous or toxic materials, and no part of the Property contains any materials, whether brought to the Property, deposited thereon, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise: (i) that are or contain polychlorinated bi-phenyls (PCB’s) or asbestos; (ii) that are wastes or other regulated substances under the Resource Conservation and Recovery Act and/or the regulations promulgated or adopted thereunder; (iii) that are hazardous substances or other regulated substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder); or (iv) that are otherwise classified as hazardous or regulated substances under any federal or applicable state law or regulation. There are no underground storage tanks on the Property and, to Seller’s knowledge, there never have been any underground storage tanks on the Property. The Property has not been used as a landfill or as a dump for garbage or refuse.

The representations and warranties made of Seller to Purchaser in this Section 6.1 (the “Seller Representations”) shall survive Closing for a period of twelve (12) months following the Closing Date (the “Survival Period”). No claim for a breach of any Seller Representation shall be actionable or payable unless (A) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or actually known by, Purchaser prior to Closing, and (B) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of the Survival Period or an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within the Survival Period.

6.2	Covenants of Seller. Seller covenants that, from and after the Effective Date until the earlier of Closing or termination of this Agreement, Seller shall:

(a)	Give Purchaser and Purchaser’s agents and representatives full access to physically inspect the Property and to make such inspections, surveys, test borings, soil analyses, and other tests and surveys thereon as Purchaser, in its sole discretion, shall deem advisable. Seller shall furnish Purchaser such additional non-confidential or privileged information concerning the ownership, management, operation and the condition of the Property as Purchaser may reasonably request, which information shall be deemed part of the Property Information upon receipt by Purchaser. The expenses of Purchaser’s investigation shall be borne solely by Purchaser.

(b)	Not: (i) perform any grading or excavation or construction on the Property; (ii) create or permit any lien or other encumbrance affecting the Property, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (iii) commit any waste or nuisance upon the Property; (iv) impose any easements, covenants, conditions, or restrictions on the Property; (v) institute or participate in any annexation, zoning, platting, or other governmental action regarding the Property; or (vi) enter into or modify any lease or contract which affects the Property.

(c)	Promptly advise Purchaser in writing of any notices concerning the Property that Seller receives from any appraisal districts, taxing authorities, or any municipal agency having jurisdiction over the Property, and of any litigation, arbitration, or administrative hearing concerning the Property.

(d)	Cause at or prior to Closing the release of all liens and encumbrances (except Permitted Exceptions) against the Property and the cure of all title defects which Seller has agreed to cure in any Cure Notice and shall cooperate in good faith with the Title Company to satisfy all requirements and conditions set forth in the Title Commitment.

(e)	At Seller’s sole cost and expense (unless otherwise requested in writing by Purchaser), Seller shall: (i) effective as of the Closing Date, terminate or cause to be terminated, all management, maintenance, service, or other contracts affecting the Property; and (ii) from and after the Effective Date until Closing or earlier termination of this Agreement, perform all of Seller’s obligations under any contracts pertaining to the Property (including all leases) and promptly notify Purchaser of any default thereunder.

(f)	During the term of this Agreement, Sellers will not enter into any oral or written agreements affecting the Property which might become binding upon Purchaser or the Property after Closing, without Purchaser’s written approval.

(g)	Seller, at no expense to Seller, shall reasonably cooperate with Purchaser in Purchaser’s efforts to obtain utility commitments and/or confirmations for its development of the Property, and authorizes Purchaser to freely contact all applicable governmental authorities in connection with obtaining such utility commitments or confirmations or performing any other related due diligence investigations; provided, that no such commitments or other agreements shall be binding on Seller or the Property until the Closing Date. Seller hereby agrees that it will sign any reasonable authorizations required by such governmental authorities in connection with Purchaser requesting information about utilities or any such other related due diligence inquiries and/or requests for information, provided that Seller is not required to incur any liability by reason of such request and no such authorizations or other agreements shall be binding on Seller or the Property until the Closing Date. Seller further agrees that it will, at Closing, execute all documents necessary to transfer to Purchaser any utility capacity commitments issued in Seller’s name with respect to the Property and to enable the Purchaser, without further agreement or documentation from Seller, to cause such utility commitments to be transferred into the name of Purchaser in the records of all public and private suppliers of utilities with respect to the Property. This provision shall survive the Closing.

6.3	Knowledge Standard. The terms “to the best of the knowledge of the Seller,” “to Seller’s knowledge,” and other phrases of like substance mean the current actual (and not imputed or constructive) knowledge of Peter S. Terpstra, without inquiry or investigation of any kind, and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

6.4	Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller the following warranties and representations which shall be true and correct as of the Effective Date and on the Closing Date:

(a)	Purchaser has full right, authority and capacity to enter into this Agreement and to consummate the transactions contemplated herein.

(b)	The person executing this Agreement and all documents to be delivered to Seller hereunder on behalf of Purchaser is and shall be duly authorized to do so.

(c)	This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(d)	There are no material legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser.

(e)	No consent, approval or other action of, or filing or registration with any governmental agency, commission or officer is required in connection with the execution or performance by Purchaser of this Agreement or any of the transactions provided for hereunder.

(f)	There has not been filed by or against Purchaser a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee.

(g)	Purchaser shall not take any action prior to Closing that would affect Seller’s agricultural exemption for ad valorem taxes.

The representations and warranties made by Purchaser to Seller in this Section 6.4 (the “Purchaser Representations”) shall survive Closing for the Survival Period. No claim for a breach of any Purchaser Representation shall be actionable or payable unless (A) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or actually known by, Seller prior to Closing, and (B) written notice containing a description of the specific nature of such breach shall have been delivered by Seller to Purchaser prior to the expiration of the Survival Period or an action with respect to such breach(es) shall have been commenced by Seller against Purchaser within the Survival Period.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING/CONDEMNATION/PROTECTIVE COVENANTS

7.1	Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Agreement shall be subject to the following conditions precedent:

(a)	All the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and on the Closing Date, and Seller shall have complied with all covenants and agreements of Seller set forth herein.

(b)	Seller shall have tendered performance of all of its obligations required by this Agreement.

(c)	Neither Seller nor any of the Property shall be subject to any pending or threatened bankruptcy proceeding or similar proceeding at Closing; and

(d)	Seller will provide a letter from the lessee under any Existing Lease affecting the Property which will extend beyond the Closing that there are no defaults, no modifications and that such Existing Lease is in full force and effect.

In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to the Closing, and Purchaser is not in default hereunder, Purchaser may (i) terminate this Agreement by delivery of written notice to Seller on or before the Closing Date or (ii) waive such condition (and failure to give notice pursuant to clause (i) above shall constitute such waiver). In the event of termination pursuant to this section, the Earnest Money shall be immediately refunded to Purchaser free of any claims by Seller and the Parties shall have no further obligations hereunder except for the Surviving Obligations.

7.2	Condemnation. If, prior to the Closing, condemnation proceedings are threatened (in writing) or commenced with respect to any portion of the Property, Seller shall promptly notify Purchaser thereof in writing and Purchaser shall thereafter have the option, within ten (10) days after receipt of Seller’s notice, to elect in writing to (a) continue this Agreement in full force and effect, notwithstanding such taking or threatened taking, in which case Purchaser will be required to continue the purchase of the Property and Seller shall assign or deliver to Purchaser all applicable condemnation proceeds at Closing (depending upon whether Seller has received such proceeds prior to Closing); (b) delete the portion of the Property condemned or threatened to be condemned from this Agreement, with a proportionate reduction in the Purchase Price and Deposit based on the square footage condemned or threatened to be condemned; or (c) terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser. Failure of Purchaser to make a written election within the time stated above will constitute an election to continue this Agreement. In the event of termination of this Agreement pursuant to this section, the Earnest Money shall be immediately refunded to the Purchaser, and neither Party shall have any further right or obligation under this Agreement except for the Surviving Obligations.

7.3	Protective Covenants. At Closing, the Property shall be made subject to the following protective covenants (collectively, “Protective Covenants”) attached to the Deed:

(a)	For a thirty (30) year period commencing on the Closing Date, the Property shall only be developed and used for any residential use, including single family residential and multi-family residential uses, and for any retail or commercial use; provided, however, no portion of the Property may be used for the purpose of conducting or operating any of the following:

(i)	Any manufactured housing, mobile home or trailer court (except mobile homes or trailers used as construction or sales trailers during construction and sale of improvements for a non-prohibited use or as needed to establish a utility district);

(ii)	Pawn shop, flea market, “second hand” store, “unclaimed merchandise” store, carnival, fair, amusement park, skating rink, circus, junk yard, salvage yard or storage facility for abandoned or salvaged vehicles or abandoned or salvaged vehicle parts (except that a charity thrift store legitimately operated by a nonprofit organization qualified under Section 501(c)(3) of the Internal Revenue Code is not prohibited);

(iii)	Mortuary or funeral parlor; provided, however, a funeral home used for the sole purposes of viewing, visitation or hosting of a wake or memorial service where no embalming, removal of biological material or other preparation of bodies is performed is not prohibited;

(iv)	An adult bookstore or establishment selling, exhibiting or distributing pornographic or obscene materials;

(v)	Any bar, restaurant or other establishment featuring nude, semi-nude or topless entertainers or staff;

(vi)	Nude modeling studio or other sexually oriented business including, but not limited to, x-rated movie or video sales, theater or rental facilities, sexually oriented massage parlors, lounges or clubs featuring nude or semi-nude entertainers or escort services. For avoidance of doubt, the term “sexually oriented business” shall have the same meaning assigned to such term by Section 243.002 of the Texas Local Government Code or any successor statute, but the repeal of such statute shall not affect the enforceability of this prohibition;

(vii)	Tattoo parlor or massage parlor, but legitimate massage therapy businesses, day spas, and the like, are not prohibited. For avoidance of doubt, the operation of Massage Establishment (as such term is defined in Section 455.001 of the Texas Occupations Code) is not prohibited; provided, however, that the massage-related services provided by such Massage Establishment shall be limited to massage therapy for therapeutic purposes in accordance with the Texas Occupations Code, in which each individual that performs such massage therapy is the holder of a current certificate of registration as a licensed Massage Therapist, as defined in the Texas Occupations Code;

(viii)	Any business or use which creates strong, unusual or offensive odors (which shall not be deemed to include typical cooking odors emanating from restaurants or coffee shops), fumes, dust or vapors in excessive quantities;

(ix)	Any use involving the use, transportation, storage or generation of any noxious, toxic, caustic or corrosive materials or fuel (except for (A) photographic labs and/or medical facilities, which shall be permitted and (B) gas/service stations designed to service automobiles and light trucks). For purposes of clarification, truck stops or other gas/service stations designed for large or commercial vehicles are prohibited;

(x)	Any central dry cleaning plant. For purposes of clarification, a dry cleaners drop off station is not prohibited;

(xi)	Any use involving any unusual risk of fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks;

(xii)	Bingo, lotto, off track betting hall or other gambling establishment, which shall not be deemed to include state lottery tickets lawfully sold;

(xiii)	The sale or providing of bail bonds;

(xiv)	An outdoor shooting range;

(xv)	Oil wells, gas wells, water wells or mining, quarrying, drilling, boring, or exploring for or removing oil, gas, or other hydrocarbons, or any minerals, rocks, stones, sand, gravel, aggregate, or earth except by non-surface means or to the extent necessary to construct infrastructure improvements and residential or commercial improvements in compliance with these restrictions;

(xvi)	The dumping and incineration of garbage or refuse of any nature, except this restriction does not prohibit the temporary storage of trash and garbage related to residential improvements or incident to the operation of commercial businesses operated on the Land while awaiting regular-interval off-site disposal thereof through trash pick-up or other similar such means;

(xvii)	The smelting of iron, tin, zinc or other ore, or refining of petroleum or its products;

(xviii)	Sanitary landfills;

(xix)	Stockyards, slaughterhouses or facilities for the rendering of animal substances or for the skinning or tanning of animal hides;

(xx)	Prisons, jails, honor farms or other detention or correctional facilities, including, but not limited to, half-way houses or group homes;

(xxi)	Any industrial use (whether considered light, medium or heavy), including but not limited to, the fabrication of products from metal, wood, plastics, polymers or other materials;

(xxii)	Any establishment holding a fire sale, bankruptcy sale or similar event (unless pursuant to a court order) or the operation of an auction house;

(xxiii)	Any use involving scrap and salvage services, tire recapping, retreading or vulcanizing;

(xxiv)	Any trailer or truck rental or any automobile, truck, trailer, heavy equipment, mobile home, boat or recreational vehicle sales, leasing or display; provided, however the sale, service and/or storage of recreational vehicles, boats, trailers, jet skis, and/or other watercraft in connection with the operation of a retail sporting goods store such as Academy, Bass Pro Shops, or Dick’s Sporting Goods is not prohibited, so long as such items are displayed and stored inside building improvements;

(xxv)	Any long-term parking or storage (in excess of twenty-four (24) hours) of automobiles, campers, boats, trailers or motor homes, and tractor-trailers where the primary use is a parking lot or parking facility or a storage lot or storage facility;

(xxvi)	Any use that produces dust, dirt or fly ash in quantities that are unreasonable; and

(xxvii)	Any use that constitutes a public or private nuisance (as determined by a court of competent jurisdiction).

ARTICLE VIII

CLOSING

8.1	Time and Place. The sale and purchase of the Property shall be consummated at the Closing to be held at the offices of the Title Company as specified in the Schedule.

8.2	Items to be Delivered by Seller at the Closing.

(a)	At the Closing Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

i.	A Special Warranty Deed, in such form as attached hereto as Exhibit “B” (the “Deed”), duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser good and indefeasible fee simple absolute title to the Property, free and clear of any liens, encumbrances, easements, restrictions, or other matters affecting title to the Property, except the Permitted Exceptions. Such Deed shall reserve any and all of Seller’s right, title and interest in and oil, gas or other minerals, but shall also include surface control provisions limiting ingress or egress to the Property.

ii.	A duly executed counterpart to a general assignment (the “General Assignment”), in such form as reasonably approved by Seller and Purchaser, conveying, to the extent assignable, all right, title and interest of Seller, if any, in and to the Existing Leases (to the extent that they relate to the Property), warranties, and property contracts applicable to the Property, free and clear of all liens, encumbrances, easements, and other matters other than the Permitted Exceptions.

iii.	A duly executed counterpart to the Development Agreement.

iv.	Such evidence that may be reasonably required by Purchaser or the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

v.	A certificate in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445. If Seller fails to deliver such certificate, Purchaser may withhold from the Purchase Price and pay to the Internal Revenue Service the amount required by Section 1445 and applicable regulations.

vi.	An “affidavit of parties in possession” for delivery to the Title Company, stating that there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers, except as set forth in the Existing Leases provided to Purchaser during the Inspection Period.

vii.	Any additional documents that Purchaser or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

viii.	The Memorandum.

(b)	At the Closing Purchaser shall deliver or cause to be delivered to Seller, at Purchaser’s expense, each of the following items, in form and substance reasonably satisfactory to Seller and Purchaser:

i.	The balance of the Purchase Price in immediately available funds, subject to adjustment and prorations as provided in this Agreement;

ii.	A duly executed counterpart to the General Assignment;

iii.	A duly executed counterpart to the Development Agreement;

iv.	Such evidence that may be reasonably required by Seller or the Title Company to evidence the status and capacity of Purchaser and the authority of the persons who are executing the various documents on behalf of Purchaser; and

v.	A waiver of inspection and such other documents or instruments reasonably requested by Seller or the Title Company.

vi.	The Memorandum.

8.3.	Adjustments and Prorations. At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:

(a)	Ad valorem taxes for the Property for the then current calendar year shall be prorated in cash as of the Closing Date based on current appraised values. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the then current calendar year or, if for any reason such taxes for the Property have not been actually assessed, such proration shall be based upon current appraised values and adjusted by cash settlement when exact amounts are available. If the Property is assessed and taxed as a part of a larger parcel, then, for purposes of computing tax prorations, a proportionate part of the ad valorem taxes attributable to such larger parcel shall be allocated to the Property on the basis of the ratio between the number of gross acres of the Property and the total number of gross acres comprising such larger parcel, taking into account the value and location of any improvements located on the larger parcel. All special taxes or assessments approved or assessed prior to the Closing Date shall be paid by Seller. If Seller or Seller’s predecessors in title have claimed any partial or total exemption from taxation of the Property based on agricultural or open space use or any other use, and if a loss of such partial or total exemption would result in the imposition of tax (“Rollback Taxes”), Purchaser shall satisfy those taxes after the Closing, prior to delinquency.

(b)	Seller agrees to (i) pay the premium for basic owners Title Policy; (ii) pay for the preparation of the Deed; and (iii) any costs for recording fees for the Deed and any releases of recorded liens created by or through Seller. Each Party will pay its own attorney’s fees. Purchaser and Seller agree to bear equally all customary escrow fees generally charged by the Title Company. Purchaser shall be responsible for the payment of all endorsements to the Title Policy required by Purchaser and its mortgagee’s policy of title insurance and for any endorsements thereto. Other costs of Closing shall be apportioned between Parties in accordance with the normal and customary practice of real estate transactions in the vicinity of the Property.

(c)	The agreements as to prorations and adjustments in this Section shall survive the Closing. In the event that, subsequent to the Closing, any adjustments made at the Closing pursuant to this Section are determined by the Title Company to be erroneous, then either Party hereto who is entitled to additional monies shall invoice the other Party for such additional amounts as may be owing, and such amounts shall be paid within ten (10) days from receipt of the invoice.

8.4	Right to Possession. At the Closing and as a condition thereto, Purchaser shall be given full and unrestricted right to possession of the Property, subject to the Permitted Exceptions, and Seller will execute such instruments and take such action as may be reasonably appropriate or required to assure Purchaser of uninterrupted and full possession of the Property, immediately following the Closing. The terms and provisions of this paragraph shall survive the Closing.

ARTICLE IX

REMEDIES UPON DEFAULT

9.1.	Default by Seller. If prior to Closing Seller fails to timely comply with any condition, covenant, or obligation of Seller hereunder, and provided that Purchaser is not in default and such failure continues for more than five (5) days following written notice thereof from Purchaser, such failure shall be a default and Purchaser, as its sole and exclusive remedy at law or in equity, shall have the right to either: (i) terminate this Agreement by giving written notice thereof to Seller, whereupon the Title Company immediately shall deliver the Earnest Money (and all accrued interest thereon, if any) to Purchaser, free of any claims by Seller, or (ii) enforce specific performance of Seller’s obligations under this Agreement. Purchaser shall be deemed to have elected to terminate this Agreement and receive back all of the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the date upon which Closing was to have occurred. In no event shall Purchaser be entitled to seek recovery of, or recover, any indirect, consequential (including lost profits), exemplary, punitive, or other monetary damages of any kind from Seller. Nothing contained in this Section 9.1 shall limit or prevent Seller from enforcing Purchaser’s obligations and liabilities which survive a termination of this Agreement.

9.2.	Default by Purchaser. If Purchaser fails to timely comply with any condition, covenant, or obligation of Purchaser hereunder, and provided that Seller is not in default and such failure continues for more than five (5) days following written notice thereof from Seller, such failure shall be a default and Seller, as its sole and exclusive remedy at law or in equity, shall have the right to terminate this Agreement by giving written notice thereof to Purchaser, whereupon neither Party shall have any further rights or obligations hereunder, and the Title Company shall deliver the Earnest Money to Seller, free of any claims by Purchaser. The Earnest Money is a reasonable, good faith estimate of actual damages that Seller would suffer, and shall be liquidated damages for Purchaser’s default due to the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages for Purchaser’s default. The payment of the Earnest Money to Seller upon Purchaser’s default shall constitute full satisfaction of Purchaser’s default under this Agreement. Nothing contained in this Section 9.2 shall limit or prevent Purchaser from enforcing Seller’s obligations and liabilities which survive a termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1	Notices. Any notice, demand, or other communication required to be given or to be served upon any Party hereunder shall be in writing and delivered to the person to whom the notice is directed, either: (i) in person; (ii) by United States Mail, as a registered or certified item with return receipt requested; (iii) delivered by a delivery service (including any express mail or delivery service) that provides a delivery receipt; or (iv) by email. Notices, demands, or other communications delivered by mail shall be deemed given and received three (3) business days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand, or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the Party to whom it is addressed as stated in the Schedule. Either Party hereto may change its address for notice by giving the other Party ten days’ advance written notice of such change of address.

10.2	Intentionally Deleted.

10.3	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and assigns (as permitted pursuant to this Section 10.3) and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any Party hereto any provision hereof. This Agreement may not be assigned by Purchaser directly or indirectly (including changes in control of Purchaser) without the prior written consent of Seller; provided, that this Agreement may be assigned by the Purchaser in writing to a single purpose entity for the purpose of owning, developing and selling the Property so long as written notice of such assignment shall be provided to Seller and Title Company at least five (5) business days before Closing. No assignment by Purchaser shall relieve Purchaser of any obligation under this Agreement whether arising before or after such assignment.

10.4	Interpretation and Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED. Where required for proper interpretation, words in the singular shall include the plural; and words of any gender shall include all genders. The descriptive headings of the articles, sections, and paragraphs in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof

10.5	Amendment. Except as provided above with respect to the automatic substitution of the legal description in Exhibit “A”, this Agreement may not be amended and no condition, covenant, or obligation may be waived, except by an agreement in writing signed by Seller and Purchaser.

10.6	Attorneys’ Fees. If either Party files a lawsuit in connection with this Agreement, the prevailing Party in such action shall be entitled to recover from the non-prevailing Party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit.

10.7	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith.

10.8	Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.9	Dates. Any act performable on a legal holiday of the United States or the State of Texas or on a Saturday or Sunday shall be performable on the next business day following such date.

10.10	Brokers. If and when this Agreement is closed, but not otherwise, Seller agrees to pay in cash at Closing, a real estate commission to the person and in the amounts as described in the Schedule. Each Party represents and warrants to the other that, except for the person identified as the Broker in the Schedule, no brokers or finders have been engaged by it in connection with the transactions contemplated by this Agreement, or, to its knowledge, is in any way connected with such transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution, or consummation of this Agreement, then each Party shall indemnify, hold harmless, and defend the other Party from and against any such claim based upon any statement, representation, or agreement made by, or allegedly made by, the indemnifying Party. This indemnity shall survive the Closing or termination of this Agreement. By Purchaser’s execution of this Agreement, Purchaser acknowledges that Purchaser has been advised that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain an Owner’s Policy of Title Insurance, as is contemplated by this Agreement.

10.11.	Construction. The Parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either Party.

10.12.	Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.13.	Further Assurances. In addition to the acts recited herein to be performed the Parties, each Party hereby agrees to perform, but without any obligation to incur any additional liability or expense, at or after the Closing, all further acts as the other Party may reasonably require to: (i) evidence and vest in Purchaser the ownership of, and title to, all of the Property; and (ii) consummate the transaction contemplated hereunder.

10.14.	Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either Party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy. Except as expressly provided herein, no waiver by either Party of any of its rights or remedies hereunder or otherwise shall be effective unless such waiver is evidenced in a written instrument executed by the waiving Party.

10.15.	Confidentiality. Other than with respect to required governmental disclosures, or with respect to customary financial reporting in the ordinary course of business, neither Party shall, without the prior written consent of the other Party, disclose to any person or party (except the Parties hereto, their respective legal counsel and brokers and the Title Company) the economic terms of this Agreement. This covenant shall survive the Closing or termination of this Agreement.

10.16	No Assumption. Purchaser is acquiring only the Property from Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation, or expense of Seller relating to the Property in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

10.17	1031 Exchange. Seller may restructure the sale of the Property as a “deferred” like-kind exchange under Internal Revenue Code Section 1031, as amended, and the Treasury regulations there-under. Purchaser agrees to cooperate with Seller to permit Seller to accomplish the tax-deferred exchange, but at no additional expense, liability or risk to Purchaser, and with no delay in the Closing. Purchaser’s cooperation will include, without limitation, executing such supplemental documents necessary to accomplish a tax-deferred exchange as Seller may reasonably request, including, without limitation, any necessary consents allowing Seller to assign its rights in this Agreement or requiring Purchaser to pay the purchase price to a qualified intermediary or an affiliate or parent of Seller; provided, however, that Purchaser shall not be obligated by Seller to take title to any property other than the Property.

10.18.	Acceptance. Seller shall have until the date and time specified in the Schedule to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

SELLER:	PURCHASER:

MAPLE X, INC.
a Texas corporation

/s/ Peter S. Terpstra	By:	/s/ Itiel Kaplan
Peter S. Terpstra		Itiel Kaplan, President

ACCEPTANCE BY TITLE COMPANY

The undersigned Title Company hereby acknowledges receipt of the Earnest Money referred to in the foregoing Agreement and agrees to accept, hold, and disburse the Earnest Money in accordance with the provisions of the Agreement and to be bound by the confidentiality requirements of Section 10.15 of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

Title Company

Charter Title Company

By:
Date of Execution
Name:

Title:

EXHIBIT “A”

PROPERTY DESCRIPTION

Becker Lake
470 Ac
FM 1488 Rd
1488
FM 1488 Rd
1488
FM 1488 Rd
1488
Kirby Chapel Rd

EXHIBIT “B”

FORM OF SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

Special Warranty Deed

THE STATE OF TEXAS	$
	$	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF _________________	$

THAT, ______________________________________ (“Grantor”), for and in consideration of the sum of $10.00 cash in hand paid by __________________, a _________________ (“Grantee”), whose address is _________________________, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, SELL and CONVEY unto Grantee, that certain real property situated in ___________________ County, Texas, and described in Exhibit “A” attached hereto and made a part hereof for all purposes (the “Land”), and all buildings, fixtures and other improvements located on the Land, if any, together with all and singular the rights, privileges, hereditaments, and appurtenances pertaining to such real property, including, but not limited to, any right, title and interest of Grantor in and to (i) any and all adjacent strips and gores between the Land and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Land; (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Land; and (iii) any easements, rights-of-way, rights of ingress or egress (collectively, the “Property”).

This conveyance is made by Grantor and accepted by Grantee subject to (i) those matters described in Exhibit “B” attached hereto and incorporated herein by reference (collectively, the “Permitted Exceptions”), and (ii) the protective covenants described on Exhibit “C” attached hereto.

Grantor hereby expressly reserves for Grantor, Grantor’s successors and assigns the entire mineral estate of the Property now owned by Grantor, if any, including, but not limited to, all oil, gas, and other minerals in, on, under and that may be produced and saved from the Property and which are now owned by Grantor. Grantor hereby waives the right to enter the surface of the Property for the exploration, development or production of oil, gas, or other minerals from the mineral state owned and retained by Grantor, it being expressly understood that the only manner in which said mineral estate may be produced is from a surface location not within the boundaries of the Property. Notwithstanding the foregoing such surface use waiver will not prohibit subterranean underground directional drilling activities that begin upon and are conducted from the surface of real property other than the Property, provided that such drilling activities at all times penetrate the Property sufficiently below the surface as to not interfere with or disturb in any manner the present or future use to which the owner(s) of the Property or their successors and assigns may desire to devote such Property, and in no event will the directional drilling or subsurface activities intersect the boundaries of the Property at depths less than five hundred (500) feet below the overlying surface of the Property.

TO HAVE AND TO HOLD the Property, together with, all and singular, the rights and appurtenances thereto in anywise belonging, to Grantee and Grantee’s successors and assigns forever; and subject only to the Permitted Exceptions, Grantor does hereby bind Grantor and Grantor’s successors and assigns to warrant and forever defend, all and singular, the Property unto the Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through or under Grantor, but not otherwise.

[Signature page follows]

EXECUTED to be effective the _____ day of ___________, 20______.

GRANTOR:

THE STATE OF TEXAS	$
$
COUNTY OF __________	$

This instrument was acknowledged before me on _____________, 20__, by _____________________ , the ___________ of _______________, on behalf of said ___________________.

Notary Public, State of Texas
[Seal]

After Recording, Return to:

EXHIBIT A TO DEED

Description of Property

A-1

EXHIBIT B TO DEED

Permitted Exceptions

B-1

EXHIBIT C TO DEED

Protective Covenants

The Property (as defined in the Special Warranty Deed (this “Deed”) to which these Protective Covenants are attached) shall be developed, improved, sold, used and enjoyed in accordance with the covenants, conditions and restrictions hereinafter set forth (the “Protective Covenants”), all of which are hereby adopted for, and placed upon the Property and shall run with the Property and be binding upon all parties, now and at any time hereafter, having or claiming any right, title or interest in the Property or any part thereof, their heirs, executors, administrators, successors and assigns, regardless of the source of, or the manner in which such right, title or interest is or may be acquired.

For a thirty (30) year period commencing on the effective date of this Deed (the “Restriction Period”), the Property shall only be developed and used for any residential use, including single family residential and multi-family residential uses, and for any retail or commercial use; provided, however, no portion of the Property may be used for the purpose of conducting or operating any of the following:

(i)	Any manufactured housing, mobile home or trailer court (except mobile homes or trailers used as construction or sales trailers during construction and sale of improvements for a non-prohibited use);

(ii)	Pawn shop, flea market, “second hand” store, “unclaimed merchandise” store, carnival, fair, amusement park, skating rink, circus, junk yard, salvage yard or storage facility for abandoned or salvaged vehicles or abandoned or salvaged vehicle parts (except that a charity thrift store legitimately operated by a nonprofit organization qualified under Section 50l(c)(3) of the Internal Revenue Code is not prohibited);

(iii)	Mortuary or funeral parlor; provided, however, a funeral home used for the sole purposes of viewing, visitation or hosting of a wake or memorial service where no embalming, removal of biological material or other preparation of bodies is performed is not prohibited;

(iv)	An adult bookstore or establishment selling, exhibiting or distributing pornographic or obscene materials;

(v)	Any bar, restaurant or other establishment featuring nude, semi-nude or topless entertainers or staff;

(vi)	Nude modeling studio or other sexually oriented business including, but not limited to, x-rated movie or video sales, theater or rental facilities, sexually oriented massage parlors, lounges or clubs featuring nude or semi-nude entertainers or escort services. For avoidance of doubt, the term “sexually oriented business” shall have the same meaning assigned to such term by Section 243.002 of the Texas Local Government Code or any successor statute, but the repeal of such statute shall not affect the enforceability of this prohibition;

(vii)	Tattoo parlor or massage parlor, but legitimate massage therapy businesses, day spas, and the like, are not prohibited. For avoidance of doubt, the operation of Massage Establishment (as such term is defined in Section 455.001 of the Texas Occupations Code) is not prohibited; provided, however, that the massage-related services provided by such Massage Establishment shall be limited to massage therapy for therapeutic purposes in accordance with the Texas Occupations Code, in which each individual that performs such massage therapy is the holder of a current certificate of registration as a licensed Massage Therapist, as defined in the Texas Occupations Code;

(viii)	Any business or use which creates strong, unusual or offensive odors (which shall not be deemed to include typical cooking odors emanating from restaurants or coffee shops), fumes, dust or vapors in excessive quantities;

(ix)	Any use involving the use, transportation, storage or generation of any noxious, toxic, caustic or corrosive materials or fuel (except for (A) photographic labs and/or medical facilities, which shall be permitted and (B) gas/service stations designed to service automobiles and light trucks). For purposes of clarification, truck stops or other gas/service stations designed for large or commercial vehicles are prohibited;

(x)	Any central dry cleaning plant. For purposes of clarification, a dry cleaners drop off station is not prohibited;

(xi)	Any use involving any unusual risk of fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks;

(xii)	Bingo, lotto, off track betting hall or other gambling establishment, which shall not be deemed to include state lottery tickets lawfully sold;

(xiii)	The sale or providing of bail bonds;

(xiv)	An outdoor shooting range;

(xv)	Oil wells, gas wells, water wells or mining, quarrying, drilling, boring, or exploring for or removing oil, gas, or other hydrocarbons, or any minerals, rocks, stones, sand, gravel, aggregate, or earth except by non-surface means or to the extent necessary to construct infrastructure improvements and residential or commercial improvements in compliance with these restrictions;

(xvi)	The dumping and incineration of garbage or refuse of any nature, except this restriction does not prohibit the temporary storage of trash and garbage related to residential improvements or incident to the operation of commercial businesses operated on the Land while awaiting regular-interval off-site disposal thereof through trash pick-up or other similar such means;

(xvii)	The smelting of iron, tin, zinc or other ore, or refining of petroleum or its products;

(xviii)	Sanitary landfills;

(xix)	Stockyards, slaughterhouses or facilities for the rendering of animal substances or for the skinning or tanning of animal hides;

(xx)	Prisons, jails, honor farms or other detention or correctional facilities, including, but not limited to, half-way houses or group homes;

(xxi)	Any industrial use (whether considered light, medium or heavy), including but not limited to, the fabrication of products from metal, wood, plastics, polymers or other materials;

(xxii)	Any establishment holding a fire sale, bankruptcy sale or similar event (unless pursuant to a court order) or the operation of an auction house;

(xxiii)	Any use involving scrap and salvage services, tire recapping, retreading or vulcanizing;

(xxiv)	Any trailer or truck rental or any automobile, truck, trailer, heavy equipment, mobile home, boat or recreational vehicle sales, leasing or display; provided, however the sale, service and/or storage of recreational vehicles, boats, trailers, jet skis, and/or other watercraft in connection with the operation of a retail sporting goods store such as Academy, Bass Pro Shops, or Dick’s Sporting Goods is not prohibited, so long as such items are displayed and stored inside building improvements;

(xxv)	Any long-term parking or storage (in excess of twenty-four (24) hours) of automobiles, campers, boats, trailers or motor homes, and tractor-trailers where the primary use is a parking lot or parking facility or a storage lot or storage facility;

(xxvi)	Any use that produces dust, dirt or fly ash in quantities that are unreasonable; and

(xxvii)	Any use that constitutes a public or private nuisance (as determined by a court of competent jurisdiction).

After the end of the Restriction Period, the Protective Covenants shall automatically terminate and be of no further force or effect, and the Property may be used for any purpose whatsoever. The foregoing Protective Covenants may be enforced, waived or modified at any time and in such manner as permitted or prescribed by law.

EXHIBITC

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT (this “Memorandum”) is made and entered into as of the _______day of _______________, 202__, by and among PETERS. TERPSTRA (“Seller”) and MAPLE X, INC., a Texas corporation (“Purchaser”).

1.	Agreement. Seller and Purchaser entered into that certain Agreement of Purchase and Sale having an effective date of ________________, 2023, as amended (the “Agreement”) pursuant to which Seller granted Purchaser the right to purchase the property described on Exhibit “A” attached hereto and incorporated herein by reference (the “Property”).

2.	Notice. The purpose of this Memorandum is to place third parties on notice of the rights and obligations of Seller and Purchaser under Section 5.6 of the Agreement as follows:

“Section 5.6 Post Closing Obligations. Seller owns property adjacent to the Property (“Seller’s Retained Tract”), and Seller and Purchaser desire that the Property be developed in a manner which will not be detrimental to Seller’s Retained Tract. Accordingly, Seller and Purchaser agree that after Closing:

(a)	at least one street constructed on the Property by Purchaser shall be brought by Purchaser to the boundary line of Seller’s Tract; and

(b)	water and sanitary sewer facilities (collectively, “Utilities”) shall be stubbed by Purchaser to the boundary of the Seller Retained Tract at a location agreed upon by the Parties and Seller will reimburse Purchaser the incremental cost of increasing the size of such facilities to serve Seller’s Retained Tract.

3.	Binding Effect. This Memorandum shall run with title to the Property and be binding on the successors in title to, and future owners of the Property or any portion thereof.

4.	Release. Seller shall execute a release of this Memorandum within ten (10) days following receipt of a certificate from Purchaser’s engineer that the matters in subparagraphs (a), (b) and (c) have been completed.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the _________ day of ___________, 202___.

“SELLER”

Peter S. Terpstra

STATE OF _____________

COUNTY OF _______________

The foregoing instrument was acknowledged before me this ____ day of __________, 2023, by Peter S. Terpstra.

_____________________________________________
Print Name:___________________________________
Notary Public, State of __________________________
Commission No.:_______________________________
My Commission Expires:_________________________

“PURCHASER”

MAPLE X, INC.
a Texas corporation

By:
Itiel Kaplan, President

STATE OF TEXAS

COUNTY OF HARRIS

The foregoing instrument was acknowledged before me this ___ day of _____________, 2023, by Itiel Kaplan, as President of and on behalf of Maple X, Inc., a Texas corporation.

_____________________________________________
Print Name:___________________________________
Notary Public, State of __________________________
Commission No.:_______________________________
My Commission Expires:_________________________

“PURCHASER”

MAPLE X, INC.,
a Texas corporation

By:
Its:

STATE OF __________________

COUNTY OF ___________________

The foregoing instrument was acknowledged before me this ___ day of ________, 2020, by ______________________________________, as ______________ of Maple X, Inc. a Texas corporation, on behalf of said corporation.

Print Name:___________________________________
Notary Public, State of __________________________
Commission No.:_________________________________
My Commission Expires:_________________________

EXHIBIT “A”

THE PROPERTY

[See Attached]